EXHIBIT 99.1

For more information, contact:
Katharine Boyce
Acxiom Investor Relations
501-342-1321
investor.relations@acxiom.com
GACXM
EACXM

ACXIOM CORPORATION ANNOUNCES MANAGEMENT CHANGE AND EARNINGS OUTLOOK

Little Rock, Ark. – March 30, 2011 — Acxiom® Corporation (Nasdaq: ACXM) today announced that John A. Meyer notified the company of his resignation from his positions as the Chief Executive Officer and President of the company, and as a member of its Board of Directors, effective March 28, 2011.

Michael J. Durham, Acxiom’s chairman, said, “We’ve accomplished a great deal under John’s leadership, and we are very grateful for his contributions to Acxiom during a critical time in the company’s history. Through his efforts the company has stabilized its profitability and significantly improved its balance sheet, without compromising Acxiom’s commitment to customer excellence. However, with the expanded importance of digital media, we are entering a new phase in Acxiom’s evolution. The Board intends to find a new CEO who is an exceptional executive and also is an industry thought leader who will move aggressively to accelerate Acxiom’s growth.”

The Board of Directors has appointed Jerry D. Gramaglia, a member of the Board, to serve as interim Chief Executive Officer while the Board conducts a search for a permanent replacement. He will continue as a member of the Board of Directors, but will relinquish his Compensation and Governance / Nominating Committee memberships during his tenure as interim CEO.

Mr. Gramaglia has been a director of Acxiom since 2009. He was the President and Chief Operating Officer for E*TRADE Group Inc., and then served as partner at Arrowpath Venture Partners, a Silicon Valley-based venture capital firm. Mr. Gramaglia began his career at Procter and Gamble and later held senior marketing and general management positions for Nestle, PepsiCo, Imasco and Sprint.  He is currently a private investor/advisor.

Mr. Durham continued, “We are fortunate to have a person of Jerry Gramaglia’s caliber to serve as our interim CEO. Jerry has been an important contributor to our Board, and his leadership and operational skills, coupled with his deep marketing experience, make him well suited to guide Acxiom as we search for a permanent CEO.”

The Governance / Nominating Committee of the Board of Directors will oversee the process for the identification and selection of a new Chief Executive Officer. Candidates from both inside and outside the company will be considered.

In addition, the company announced that Christopher W. Wolf has informed the company of his intention to resign for personal reasons from his position as Chief Financial Officer of the company in the second calendar quarter of 2011. In particular, Mr. Wolf indicated his desire to stop commuting to Little Rock from his home in Florida and to spend more time with his family. He has agreed to remain with the company for an undetermined period of time in order to assist in the transition of the company’s financial reporting function. Candidates for a replacement Chief Financial Officer from both inside and outside the company will be considered.

The company also announced that it expects to record a non-cash impairment charge in the fourth quarter of fiscal 2011 in connection with a write-down of the carrying value of goodwill and other long-lived assets associated with its international operations. As a result of recent performance of the international operations and management’s evaluation of those businesses, indicators arose during the fourth quarter requiring the company to accelerate the process to review goodwill and other long-lived assets. The goodwill associated with the international components, as of December 31, 2010, was approximately $130 million. Due to the complexity of the calculation process, and the need for appraisals and analyses that have not yet been obtained and performed, the company is currently unable to estimate with precision the amount of the impairment charges. However, the company currently estimates that these amounts will be between $50 million and $90 million.

The company expects to include the actual amount of the impairment charge when it announces its fourth quarter and fiscal year 2011 financial results. The actual amount of the impairment charge will affect the reported amounts of operating income, net income and diluted earnings per share, but will not affect cash balances or cash provided by operating activities.

Based on currently available information, the company announced the following estimates for the fourth quarter and fiscal year ending March 31, 2011:

·	Revenue is estimated to be in the range of $295 million to $299 million for the fourth quarter and $1.156 billion to $1.160 billion for fiscal year 2011.
·
Earnings per diluted share attributable to Acxiom stockholders, excluding unusual items, are estimated to be in the range of $0.18 to $0.22 for the fourth quarter and $0.65 to $0.69 for fiscal year 2011.

·
Earnings (loss) per diluted share attributable to Acxiom stockholders presented in accordance with generally accepted accounting principles are estimated to be in the range of ($1.03) to ($0.49) for the fourth quarter and( $0.49) to $0.05 for fiscal year 2011.

In addition to the estimate of the goodwill impairment charge, unusual items in the fourth quarter will include other restructuring and impairment charges in both the U.S. and international operations. A reconciliation of these estimates to the company’s estimates of earnings per diluted share attributable to Acxiom stockholders presented in accordance with generally accepted accounting principles is attached to this press release.

The company will hold a conference call at 8:00 a.m. CDT today to further discuss this information. Interested parties are invited to listen to the call, which will be broadcast via the Internet at www.acxiom.com.

About Acxiom

Acxiom is a recognized leader in marketing services and technology that enable marketers to successfully manage audiences, personalize consumer experiences and create profitable customer relationships. Our superior industry-focused, consultative approach combines consumer data and analytics, databases, data integration and consulting solutions for personalized, multichannel marketing strategies. Acxiom leverages over 40 years of experience in data management to deliver high-performance, highly secure, reliable information management services. Founded in 1969, Acxiom is headquartered in Little Rock, Arkansas, USA, and serves clients around the world from locations in the United States, Europe, Asia-Pacific, the Middle East and South America. For more information about Acxiom, visit Acxiom.com.

Forward-Looking Statements

This release may contain forward-looking statements including, without limitation, statements regarding the range of a write-down of the carrying value of certain assets and of impairment charges and restructuring costs and the ranges of revenue and earnings per share attributable to Acxiom stockholders for the fourth quarter and fiscal year ending March 31, 2011. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. The following are factors, among others, that could cause actual results to differ materially from these forward-looking statements:  the possibility that certain contracts may not generate the anticipated revenue or profitability or may not be closed within the anticipated time frames; the possibility that significant customers may experience extreme, severe economic difficulty or otherwise reduce the amount of business they do with us; the possibility that we will not successfully complete customer contract requirements on time or meet the service levels specified in the contracts, which may result in contract penalties or lost revenue; the possibility that we may not be able to attract, retain or motivate qualified technical, sales and leadership associates, or that we may lose key associates to other organizations; the possibility that we will not be able to continue to receive credit upon satisfactory terms and conditions; the possibility that negative changes in economic conditions in general or other conditions might lead to a reduction in demand for our products and services; the possibility that there will be changes in consumer or business information industries and markets that negatively impact the company; the possibility that the historical seasonality of our business may change; the possibility that we will not be able to achieve cost reductions and avoid unanticipated costs; the possibility that the fair value of certain of our assets may not be equal to the carrying value of those assets now or in future time periods; the possibility that changes in accounting pronouncements may occur and may impact these forward-looking statements; the possibility that we may encounter difficulties when entering new markets or industries; and other risks and uncertainties, including those detailed from time to time in our periodic reports filed with the Securities and Exchange Commission, including our current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K, particularly the discussion under the caption “Item 1A, RISK FACTORS” in our Annual Report on Form 10-K for the year ended March 31, 2010, which was filed with the Securities and Exchange Commission on May 26, 2010.

With respect to the provision of products or services outside our primary base of operations in the United States, all of the above factors apply, along with the difficulty of doing business in numerous sovereign jurisdictions due to differences in scale, competition, culture, laws and regulations.

We undertake no obligation to update the information contained in this press release or any other forward-looking statement.

Acxiom is a registered trademark of Acxiom Corporation.

ACXIOM CORPORATION AND SUBSIDIARIES
CALCULATION OF EARNINGS PER DILUTED SHARE ATTRIBUTABLE TO ACXIOM STOCKHOLDERS EXCLUDING UNUSUAL ITEMS
AND RECONCILIATION TO EARNINGS PER DILUTED SHARE ATTRIBUTABLE TO ACXIOM STOCKHOLDERS
PRESENTED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

The press release to which this reconciliation is attached includes the company’s estimates of earnings per diluted share attributable to Acxiom stockholders excluding unusual items, which are not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). The company’s management believes that earnings per diluted share attributable to Acxiom stockholders excluding unusual items is a useful measure in understanding the impact of unusual items on the company’s operations. The company’s estimates of earnings per diluted share attributable to Acxiom stockholders excluding unusual items may not be comparable to similarly titled measures used by other companies and should not be considered in isolation or as a substitute for measures of performance presented in accordance with GAAP.

(Unaudited)
(Dollars in thousands, except earnings per share)

	Estimate		Estimate
	For the quarter ending March 31, 2011		For the year ending March 31, 2011
	Low	High	Low	High

Earnings (loss) before income taxes	(75,500)	(29,500)	(10,342)	35,658

Unusual items	100,400	60,400	96,760	56,760

Earnings before income taxes and unusual items	24,900	30,900	86,418	92,418

Earnings (loss) before income taxes	(75,500)	(29,500)	(10,342)	35,658

Income taxes	8,182	10,762	30,793	33,373

Net earnings (loss)	(83,682)	(40,262)	(41,135)	2,285

Less: Net earnings attributable to noncontrolling interest	(500)	(500)	(1,862)	(1,862)

Net earnings (loss) attributable to Acxiom	(83,182)	(39,762)	(39,273)	4,147

Earnings (loss) per share attributable to Acxiom stockholders:

Basic	(1.03)	(0.49)	(0.49)	0.05

Diluted	(1.03)	(0.49)	(0.49)	0.05

Unusual items:

International goodwill impairment	90,000	50,000	90,000	50,000
Other restructuring and impairment costs	10,400	10,400	6,760	6,760

Total unusual items	100,400	60,400	96,760	56,760

Earnings before income taxes
and excluding unusual items	24,900	30,900	86,418	92,418

Income taxes	10,678	13,258	35,257	37,837

Non-GAAP net earnings	14,222	17,642	51,161	54,581

Less: Net earnings attributable to noncontrolling interest	(500)	(500)	(1,862)	(1,862)

Non-GAAP Net earnings (loss) attributable to Acxiom	14,722	18,142	53,023	56,443

Non-GAAP earnings per share attributable to Acxiom Stockholders:

Basic	0.18	0.23	0.66	0.70

Diluted	0.18	0.22	0.65	0.69